Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Roger Williams
Secretary of State

Office of the Secretary of State

The undersigned, as Secretary of State of Texas, does hereby certify that the attached is a true and correct copy of each document on file in this office as described below:

AMERICAN PHYSICIANS SERVICE GROUP, INC.
File Number: Filing Number: 35038800

Legacy Filing	October 11, 1974
Restated Articles Of Incorporation	August 21, 1990
Resolution Establishing Series Of Shares	September 20, 1999
Resolution establishing a series of Shares	March 20, 2007

In testimony whereof, I have hereunto signed my name officially and caused to be impressed hereon the Seal of State at my office in Austin, Texas on May 09, 2007.

Roger Williams
Secretary of State

ARTICLES OF INCORPORATION

OF

RISK MARKETING CONSULTANTS, INC.

* * * * * * * * * * *

We, the undersigned natural persons of the age of twenty-one (21) years or more, all of whom are citizens of the State of Texas, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I.

The name of the corporation is RISK MARKETING CONSULTANTS, INC.

ARTICLE II.

The period of duration is perpetual.

ARTICLE III.

The purpose or purposes for which the corporation is organized are:

1. To act as a local recording agent pursuant to Article 21.14 of the Texas Insurance Code, and as it may be amended from time to time.

2. To carry on and conduct a local recording agency business and to represent, in compliance with applicable insurance laws and regulations, insurance companies or insurance carriers and corporations in the sale of all kinds of insurance coverage which a corporation may be authorized to sell in the State of Texas or elsewhere.

3. To purchase, receive, lease or otherwise acquire, hold, improve, develop, use or otherwise deal in and with both real and personal property, or any interest therein, wherever situated, as the purposes of the corporation shall require, subject, however, to the limitations of Part Four, Texas Miscellaneous Corporation Laws Act, and specifically Articles 4.01 and 4.05 thereof.

4. To enter into any associations, partnerships, joint venturers and other lawful arrangements for sharing profits, union of interest, reciprocal concessions, or cooperation, with any corporation, partnership, association, firm, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying on of any business which the corporation is authorized to carry on or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.

5. To exercise and possess any rights, powers and privileges granted by the laws of the State of Texas to corporations organized under the aforesiad Act, and to do any such thing anywhere in the world.

6. Nothing contained in these Articles of Incorporation shall be deemed to authorize or permit this corporation to carry on any business or do any act whatsoever which would cause such corporation to fail to qualify, or to lose its qualification once qualified, to serve as a local recording agent pursuant to the provisions of Article 21.14 of the Texas Insurance Code.

7. To enter into any business for which a corporation may be organized to do business under the Texas Business Corporation Act, and as it may be amended from time to time.

8. The foregoing clauses shall be construed as powers as well as purposes, and the matters expressed in each shall in no way be limited by reference to or inference from the terms of any other, but shall be regarded as independent purposes, objectives and powers; and the enumeration of specific purposes, objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE IV.

It shall be a condition to service on the Board of Directors or as an officer of this Corporation that any individual so serving shall be a local recording agent under Article 21.14 of the Texas Insurance Code.

ARTICLE V.

The aggregate number of shares which the corporation shall have the authority to issue is 100,000, to be issued without par value. Each share of common stock issued and outstanding shall be entitled to one (1) vote. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

No stockholder shall be entitled, as a matter of right, to purchase or subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, including but not limited to, treasury stock or any notes, debentures or bonds, or other securities, convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized. Any such securities or additional shares of stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion shall be deemed advisable.

No share of stock in this corporation may be issued to any person, partnership, corporation or other entity who (or which) is not a local recording agent duly qualified pursuant to Article 21.14 of the Texas Insurance Code.

ARTICLE VI.

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00) consisting of money or properties actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE VII.

The post office address of its initial registered office is 2001 Bryan Tower, Suite 2680, Dallas, Texas 75201, and the name of its initial registered agent at such address is William B. Sechrest.

ARTICLE VIII.

No contract, act or transaction of this corporation with any person or persons, firm, trust or association, or any other corporation shall be affected or invalidated by the fact that any director, officer or stockholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any

way connected with any such person or persons, firm, trust or association, or is a director, officer or stockholder of, or otherwise interested in, any such other corporation, except as may be otherwise provided in Article 2.41 of the Texas Business Corporation Act. No duty to pay damages to this corporation shall be imposed upon such director, officer or stockholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or stockholder may be or have been necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is or shall have been necessary, such interest or connection (other than an interest as a non-controlling stockholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

ARTICLE IX.

Each director and officer (and his heirs, executors and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation to any actions, suits or proceedings, in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. In the absence of an adjudication which expressly absolves the director or officer of liability to the corporation or its stockholders for willful misfeasance, bad faith, gross negligence and reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each director and officer (and his heirs, executors and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, at the election of the director of the corporation if there be only one (1) director of the corporation at that time; provided, if there be more than one

(l) director of the corporation, such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds or more of those members of the Board of Directors of the corporation who are not involved in the action, suit or proceeding that the director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit or proceeding, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees and expenses which would have been reasonably incurred if the action, suit or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a stockholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and directors may be entitled according to law.

ARTICLE X.

The Board of Directors shall consist of not less than one nor more than nine persons with the actual number to serve at any given time being determined in accordance with the By-Laws of the corporation.

The number of directors constituting the intial Board of Directors is one and the name and address of the person who is to serve as director until the first annual meeting of the shareholders,

or until his first successor is elected and qualified is:

NAME	ADDRESS
Jack A. Murphy	Post Office Box 30C Route 1, Hickory Hill Road Argyle, Texas 76226

ARTICLE XI.

The names and addresses of the incorporators are:

NAME	ADDRESS
William B. Sechrest	2001 Bryan Tower, Suite 2680 Dallas, Texas 75201
P. Thomas Mann	2001 Bryan Tower, Suite 2680 Dallas, Texas 75201
Peter Winstead	2001 Bryan Tower, Suite 2680 Dallas, Texas 75201

ARTICLE XII.

The Board of Directors is expressly authorized to make, alter or amend By-Laws of this corporation or to adopt new By-Laws.

IN WITNESS WHEREOF, we hereunto set our hands this 18th day of September, 1974.

William B Sechrest
WILLIAM B. SECHREST

P. Thomas Mann
P. THOMAS MANN

Peter Winstead
PETER WINSTEAD

THE STATE OF TEXAS X

COUNTY OF DALLAS X

I, Alecia LaVanne Street, a Notary Public, do hereby certify that on the 18th day of September, 1974, personally appeared before me WILLIAM B. SECHREST, P. THOMAS MANN, and PETER WINSTEAD, who, being by me duly sworn, declared that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.

Alecia LaVanne Street
Notary Public in and for
Dallas County, T E X A S

My commission expires;
June 1, 1975

FILED
In the Office of the
Secretary of State of Texas
AUG 21 1990
Corporations Section

RESTATED ARTICLES OF INCORPORATION OF AMERICAN PHYSICIANS SERVICE GROUP, INC.

ARTICLE ONE

American Physicians Service Group, Inc., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, adopts these restated Articles of Incorporation that accurately copy the original Articles of Incorporation and all amendments to them that are in effect to date, and these restated Articles of Incorporation contain no change in any provisions of them.

ARTICLE TWO

The restated Articles of Incorporation were adopted by resolution of the Board of Directors on August 6, 1990.

ARTICLE THREE

The Articles of Incorporation and all amendments and supplements to them are superseded by the following restated Articles of Incorporation:

ARTICLE I.

The name of the corporation is AMERICAN PHYSICIANS SERVICE GROUP, INC.

ARTICLE II.

The period of duration is perpetual.

ARTICLE III.

The purpose for which the corporation is organized is to engage in the transaction of any and all lawful business for which corporations may be organized under the Texas Business Corporation Act.

ARTICLE IV.

The Company is authorized to issue 1,000,000 shares of preferred stock, $1.00 par value. The Board of Directors is authorized to issue preferred stock from time to time in one or more series and to fix for each series the number of shares, designation, dividend rights, voting rights, redemption rights and any other rights.

ARTICLE V.

The corporation shall have the authority to issue 20,000,000 shares of common stock, $.10 par value. Each share of common stock issued and outstanding shall have identical rights and privileges in every respect and shall be entitled to one vote. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

ARTICLE VI.

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00) consisting of money or properties actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE VII.

The post office address of the registered office of the corporation is 1301 Capital of Texas Highway, Suite B-220, Austin, Texas 78746, and the name of its registered agent at such address is Kenneth S. Shifrin.

ARTICLE VIII.

No contract, act or transaction of this corporation with any person or persons, firm, trust or association, or any other corporation shall be affected or invalidated by the fact that any director, officer or stockholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or stockholder of, or otherwise interested in, any such other corporation, except as may be otherwise provided in Article 2.41 of the Texas Business Corporation Act. No duty to pay damages to this corporation shall be imposed upon such director, officer or stockholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or stockholder may be or have been necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is or

shall have been necessary, such interest or connection (other than an interest as a non-controlling stockholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

ARTICLE IX.

To the extent permitted by applicable law and by resolution or other proper action of the board of directors of the Corporation, the Corporation shall indemnify (a) any present or former director or officer of the Corporation, (b) any other employee or agent of the Corporation and (c) any other person serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position.

ARTICLE X.

The Board of Directors shall consist of not less than one nor more than nine persons with the actual number to serve at any given time being determined in accordance with the By-Laws of the corporation.

The number of directors constituting the Board of Directors as of the date hereof is six and the names and addresses of the persons who are serving as directors as of the date hereof and until the next annual meeting of the shareholders, or until their successors are elected and qualified are:

NAME	ADDRESS
Jack A. Murphy	1301 Capital of Texas Highway Suite B-220 Austin, Texas 78746
Kenneth S. Shifrin	1301 Capital of Texas Highway Suite B-220 Austin, Texas 78746

Jack R. Chandler, M.D. | 1301 Capital of Texas Highway
Suite B-220
Austin, Texas 78746

Jack R. Chandler, M.D.	1301 Capital of Texas Highway Suite B-220 Austin, Texas 78746
William A. Searles	1301 Capital of Texas Highway Suite B-220 Austin, Texas 78746
Richard J. Clark	1301 Capital of Texas Highway Suite B-220 Austin, Texas 78746
Jackie C. Majors	1301 Capital of Texas Highway Suite B-220 Austin, Texas 78746

ARTICLE XI.

No holder of any shares of common stock shall have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the corporation, (b) any obligations, evidences of indebtedness, or other securities of the corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the corporation.

ARTICLE XII.

The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws, subject to the shareholders' right to repeal, in the case of a specific bylaw or generally, the authority of the Board of Directors to alter, amend and repeal the Bylaws and to adopt new Bylaws.

ARTICLE XIII.

The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of the unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, without submitting such

purchase to a vote of the shareholders of the Corporation.

ARTICLE XIV.

Any action of the corporation which, under the provisions of the Texas Business Corporation Act, is required to be authorized or approved by the holders of two-thirds or any other specified fraction which is in excess of one-half or any specified percentage which is in excess of 50%, of the outstanding shares (or any class or series thereof) of the corporation shall, notwithstanding any such provisions of the Texas Business Corporation Act, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than 50% of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the corporation's shares shall be entitled by the Texas Business Corporation Act to vote thereon separately as a class, by the vote of the holders of more than 50% of the outstanding shares of each such class or series). Nothing contained in this Article is intended to require shareholder authorization or approval of any action of the corporation whatsoever unless such authorization or approval is specifically required by the other provisions of these Articles of incorporation, the bylaws of the corporation, or by the Texas Business Corporation Act.

ARTICLE XV.

A. The provisions of this Article shall apply to any of the following transactions (hereinafter referred to as "Business Combinations"):

(1) any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into an Acquiring Entity (hereinafter defined) or any affiliate or associate of such Acquiring Entity (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on July 1, 1983) (an "Affiliate");

(2) any sale, lease, exchange, pledge, transfer or other distribution (in one transaction or in a series of transactions) of all or substantially all of the assets of the Corporation to an Acquiring Entity or any Affiliate of such Acquiring Entity;

(3) any sale, lease, exchange or other distribution (in one transaction or a series of related transactions) to the Corporation or any subsidiary of the Corporation of any assets in exchange for Voting Securities (hereinafter defined) (or debt or securities convertible into or exchangeable for Voting Securities) of the Corporation or any subsidiary of the Corporation by an Acquiring Entity or any Affiliate of such Acquiring Entity, if the effect of such transaction or series of transactions is to increase by more than ten percent the total number of Voting Securities owned beneficially or of record by such Acquiring Entity;

(4) any reclassification of securities (including any reverse stock split), recapitalization or other similar transaction of the Corporation which has the effect, directly or indirectly, of decreasing the number of holders of the Corporation's Voting Securities remaining by five percent or more; or

(5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Acquiring Entity or any Affiliate of such Acquiring Entity.

For purposes of this section, a Business Combination shall not include transactions between the Corporation and any subsidiary of the Corporation.

A corporation, subsidiary of a corporation, person, or other entity which is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the Corporation's outstanding Voting Securities (taken together as a single class) is herein referred to as an "Acquiring Entity."

B. The provisions set forth in the Texas Business Corporation Act, as modified by these Restated Articles of Incorporation (other than the provisions of this Article), governing a Business Combination shall apply, and the provisions of this Article hereinafter set forth shall be disregarded, if

(1) the unanimous approval of the Business Combination by those directors elected before the Acquiring Entity involved in the Business Combination acquired its twenty percent interest (hereinafter referred to as "Continuing Directors") is obtained; or

(2) all of the following conditions, to the extent applicable, are fulfilled:

(a) the per share cash or fair market value of other consideration to be received by shareholders of the Corporation in such Business Combination shall be an amount at least equal to the higher of (i) the highest per share price (including brokerage commissions, dealer/manager, and soliciting dealer's fees) which the Acquiring Entity has paid for any of the shares of the Corporation's Voting Securities acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (B) in the transaction in which it became an Acquiring Entity, whichever is higher, or (ii) the per share fair market value of the Voting Securities on the Announcement Date;

(b) the per share cash or fair market value of other consideration to be received by shareholders of the Corporation in such Business Combination must be not less than the highest per share price (including brokerage commissions, dealer/manager, and soliciting dealer's fees) paid by the Acquiring Entity in acquiring any of its holdings of the Corporation's Voting Securities, and not less than the product of the earnings per share before extraordinary items of the Voting Securities of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for determining the shareholders entitled to vote on such Business Combination, multiplied by the higher of (i) fifteen, or (ii) the price/earnings multiple on such record date of the Voting Securities of the Acquiring Entity as customarily computed and reported in the financial community;

(c) the consideration to be received by holders of the Voting Securities shall be in cash or in the same form as was previously paid in order to acquire shares of the Voting Securities which are beneficially owned by the Acquiring Entity. If the Acquiring Entity beneficially owns shares of the Voting Securities which were acquired with varying forms of consideration, the form of consideration to be received by holders of

Voting Securities shall be either cash or the form used to acquire the largest number of shares of the Voting Securities beneficially owned by it;

(d) after such Acquiring Entity has become an Acquiring Entity and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; and (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of the Continuing Directors, and (B) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors;

(e) the Acquiring Entity shall not have acquired the Voting Securities, directly or indirectly, from the Corporation except in a Business Combination to which this Article did not apply or in a Business Combination to which this Article did apply and which satisfied all the requirements of this Article;

(f) after the time when the Acquiring Entity became the beneficial owner, directly or indirectly, of twenty percent or more of the outstanding Voting Securities of the Corporation, the Acquiring Entity shall not have (i) received the benefit, directly or indirectly, of any loans, advances, extensions of credit, guaranties, pledges, or other financial assistance or tax benefits provided, directly or indirectly, by the Corporation, or (ii) made or caused to be made any major change in the Corporation's business or equity capital structure without

the unanimous approval of the Continuing Directors; and

(g) a proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, or any similar or superseding federal statute, as at the time in effect (whether or not the provisions of such act or statute shall be applicable to the Corporation) shall be mailed to shareholders of the Corporation for the purpose of soliciting shareholder approval of the Business Combination and shall contain on the cover page thereof, in prominent type, any recommendations as to the advisability (or inadvisability) of the Business Combination which any of the directors may choose to state, and an opinion of a reputable investment banking firm stating that the terms of the Business Combination are fair from the point of view of both the Corporation and the shareholders of the Corporation other than the Acquiring Entity.

C. Notwithstanding the provisions of Article 9.10 of the Texas Business Corporation Act permitting certain shareholder action without a meeting, no Business Combination may be affected without a meeting of the shareholders called for that purpose, which meeting shall be held no earlier than 30 nor later than 60 days following the date that notice is given.

D. Notwithstanding the provisions of Article 2.28 of the Texas Business Corporation Act and any other provisions of the Articles of Incorporation or the Bylaws of the Corporation, the presence in person or by proxy of the holders of not less than 80% of each class of the Voting Securities shall be required to constitute a quorum at any meeting called for the purpose of effecting a Business Combination. The affirmative vote of 66 2/3% of the Voting Securities present at such meeting, in person or by proxy, excluding all Voting Securities owned beneficially, directly or indirectly, by the Acquiring Entity, shall be required for approval of any Business Combination, provided, however, that such required vote shall, in no event, exceed 66 2/3% of the Voting Securities issued and outstanding.

E. The term Voting Securities shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of

directors, and each reference to a proportion of shares of Voting Securities shall refer to shares having such proportion to the number of shares entitled to be cast.

F. For the purposes of this Article, any corporation, person, or entity will be deemed to be the beneficial owner of any Voting Securities of the Corporation:

(1) which it owns directly, whether or not of record; or

(2) which it has the right to acquire pursuant to any agreement or arrangement or understanding or upon exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(3) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (2) above), by an affiliate of such entity; or

(4) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (2) above), by any other corporation, person, or entity with which it or any of its affiliates has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of Voting Securities of the Corporation.

For the purposes only of determining whether a corporation, person, or other entity owns beneficially, directly or indirectly, ten percent or more of the outstanding Voting Securities of the Corporation, the Outstanding Voting Securities of the Corporation will be deemed to include any Voting Securities that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, exchange rights, warrants, options, or otherwise, which are deemed to be beneficially owned by such corporation, person, or other entity pursuant to the foregoing provisions of this Paragraph F. The Board of Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry,

(1) whether a person is an Acquiring Entity,

(2) the number of shares of Voting Securities beneficially owned by any person, and

(3) whether a person is an affiliate or associate of another.

Any such determination made in good faith shall be binding and conclusive on all parties.

G. The provisions of this Article shall not apply to a Business Combination which

(1) does not change the percentage ownership of a holder of Voting Securities in any successor to the Corporation from the percentage of Voting Securities beneficially owned by such holder in the Corporation,

(2) provides for the provisions of this Article without any amendment, change, alteration, or deletion, to apply to any successor to the Corporation, and

(3) does not transfer all or substantially all of the Corporation's assets, other than to a wholly-owned subsidiary of the Corporation.

H. The affirmative vote required by this Article will be governed by the vote of the holders of any class or series of stock of the Corporation otherwise required by law or the Articles of Incorporation or a resolution providing for the issuance of a class or series of stock which has been adopted by the Board of Directors, or any agreement between the Corporation and any national securities exchange.

I. No amendment, alteration, change, or repeal of any provision of this Article may be effected unless it is approved in a meeting of the Corporation's shareholders called for that purpose. The presence in person or by proxy of the holders of not less than 80% of each class of the Voting Securities shall be required to constitute a quorum at any such meeting.

The affirmative vote of 66 2/3% of the Voting Securities present at such meeting, in person or by proxy, excluding all Voting Securities owned beneficially, directly or indirectly, by the Acquiring Entity, shall be required for approval of any amendment, alteration, change or repeal of any provision of this Article, provided, however, that such required vote shall, in no event, exceed 66 2/3% of the Voting Securities Issued and outstanding.

J. Nothing contained in this Article shall be construed to relieve the Board of Directors or any

Acquiring Entity from any fiduciary duty imposed by law.

ARTICLE XVI.

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article XVI shall not eliminate or limit the liability of a director for:

(1) a breach of a director's duty of loyalty to the Corporation or its shareholders;

(2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

(4) an act or omission for which the liability of a director is expressly provided by statute; or

(5) an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

DATED as of the 6th day of August, 1990.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

By: ______________________________
Kenneth S. Shifrin, President

Exhibit A

FORM *of*
STATEMENT OF RESOLUTIONS
ESTABLISHING
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
AMERICAN PHYSICIANS SERVICE GROUP, INC

To The Secretary of State of the State of Texas

Pursuant to the provisions of Article 2 13 of the Texas Business Corporation Act (the "TBCA"), the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights of the series

1 The name of the corporation is American Physicians Service Group, Inc

2 The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences of the series, was duly adopted by all necessary action of the corporation on June 8, 1999

RESOLVED, that the Board of Directors of American Physicians Service Group, Inc (the "Company") hereby designates 25,000 shares of the Company's Preferred Stock, $1 00 par value, as Series A Junior Participating Preferred Stock with the designation, preferences, limitations, and relative rights as follows

Section 1 Designation and Amount The shares of such series shall be designated as "Junior Participating Preferred Stock, Series A" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 25,000 Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock

Section 2 Dividends and Distributions

A Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0 10 per share (the "Common Stock"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a

"Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 00 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event

B The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date

C Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date Accrued but unpaid dividends shall not bear interest Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days prior to the date fixed for the payment thereof

Section 3 Voting Rights The holders of shares of Series A Preferred Stock shall have the following voting rights

A Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the Company In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event

B Except as otherwise provided herein, in any other Statement of Resolutions establishing a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company

C Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action

Section 4 Certain Restrictions

A Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock,

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled,

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem,

purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock, or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes

B. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner

Section 5 Reacquired Shares Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Statement of Resolutions establishing a series of Preferred Stock or any similar stock or as otherwise required by law

Section 6 Liquidation, Dissolution or Winding Up Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock

outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event

Section 7 Consolidation, Merger, etc In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event

Section 8 No Redemption The shares of Series A Preferred Stock shall not be redeemable

Section 9 Rank The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company's Preferred Stock

Section 10 Amendment The Articles of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Statement of Resolutions and does hereby affirm the foregoing as true under the penalties of perjury this 17th day of September 1999

American Physicians Service Group, Inc

By ______________________
Ken Shifrin
Chairman of the Board and
Chief Executive Officer

FILED
In the Office of the
Secretary of State of Texas

MAR 20 2007

Corporations Section

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Article 2.13 of the

Texas Business Corporation Act

Series A Redeemable Preferred Stock

American Physicians Service Group, Inc. (the "***Corporation***"), a corporation organized and existing under the laws of the State of Texas, hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "***Board of Directors***") by the Restated Articles of Incorporation of the Corporation, as amended (as so amended and as further amended from time to time, the "***Articles of Incorporation***"), which authorize the issuance, by the Corporation, in one or more series of up to 1,000,000 shares of preferred stock, par value $1.00 per share (the "***Preferred Stock***"), and in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act (the "***TBCA***"), the Board of Directors, on August 22, 2006, duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article IV of the Articles of Incorporation and in accordance with the provisions of Article 2.13 of the TBCA, the Board of Directors hereby establishes and provides for the issue of a series of Preferred Stock, herein designated as the "Series A Redeemable Preferred Stock," which shall consist initially of 10,500 shares of Preferred Stock (subject to increase or decrease as described herein and in accordance with Article 2.13 of the TBCA), and the designations, preferences, limitations, and relative rights of the shares of such series (in addition to the designations, preferences, limitations, and relative rights set forth in the Articles of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed and determined as follows (certain terms used herein being defined in Section 7):

1. **General.**

(a) The shares of such series shall be designated the Series A Redeemable Preferred Stock (hereinafter referred to as the "***Series A Redeemable Preferred Stock***"). Each share of Series A Redeemable Preferred Stock shall be identical in all respects with the other shares of the Series A Redeemable Preferred Stock subject to the provisions of Sections 5(e) and 5(f).

(b) The number of shares of the Series A Redeemable Preferred Stock shall initially be 10,500, which number may from time to time be increased (but not above the total number of

authorized shares of Preferred Stock) or decreased (but not below the number of shares of the Series A Redeemable Preferred Stock then outstanding) by resolution of the Board of Directors. Series A Redeemable Preferred Stock may be issued in fractions of a share. Shares of Series A Redeemable Preferred Stock redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.

(c) Shares of Series A Redeemable Preferred Stock shall be non-certificated shares. The record holders of the shares of the Series A Redeemable Preferred Stock, the number of shares of the Series A Redeemable Preferred Stock held thereby, and the total number of outstanding shares of the Series A Redeemable Preferred Stock shall be recorded in the stock books of the Corporation.

2. **Dividends; No Preemptive Rights.**

(a) The holders of shares of the Series A Redeemable Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, dividends which shall accrue at the rate of 3% per annum of the Redemption Price of such stock and shall compound annually, payable upon: (i) liquidation as provided in Section 3(a) or (ii) a redemption pursuant to Sections 4(a) or 4(b). Dividends shall be payable in cash to the holders of record of the Series A Redeemable Preferred Stock entitled to the Liquidation Payment or Redemption payment, as the case may be. Dividends in arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than sixty (60) nor less then ten (10) days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Redeemable Preferred Stock which may be in arrears. Dividends on each share of Series A Redeemable Preferred Stock shall be cumulative and shall accrue from the date of issuance. The date on which the Corporation initially issues any share of Series A Redeemable Preferred Stock shall be its issue date, regardless of the number of times transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such shares. No dividends may be paid with respect to any shares of Corporation Common Stock unless all accrued dividends have been paid at some point within the last twelve (12) months with respect to all shares of Series A Redeemable Preferred Stock.

(b) The holders of shares of the Series A Redeemable Preferred Stock shall not be entitled to any preemptive or subscription right in respect of any securities of the Corporation.

3. **Liquidation.**

(a) In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of Series A Redeemable Preferred Stock shall be entitled to receive an amount in cash equal to the Redemption Price of the shares of the Series A Redeemable Preferred Stock owned of record by such holder, plus accrued dividends (the "***Liquidation Payment***") before any distribution is made

to holders of shares of Junior Stock upon any such liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation. If, upon any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of the Series A Redeemable Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Series A Redeemable Preferred Stock with respect to any distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the holders of Series A Redeemable Preferred Stock and the holders of such capital stock so ranking on a parity with the Series A Redeemable Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

(b) For the purposes of this Section 3, neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.

(c) After the payment in cash to the holders of shares of the Series A Redeemable Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of the Series A Redeemable Preferred Stock, (1) the holders of such shares shall cease to be shareholders with respect to such shares, (2) such shares shall no longer be deemed to be outstanding on the books of the Corporation and (3) such holders shall have no interest in or claim against the Corporation or any of the remaining assets of the Corporation.

4. **Redemption.**

(a) Subject to Section 5(e), at any time, the Corporation, at its option, may redeem outstanding shares of the Series A Redeemable Preferred Stock, in whole or in part, in accordance with Section 5 (each, an "***Optional Redemption***").

(b) Subject to Section 5(e), the Corporation shall redeem, by the end of each fiscal year of the Corporation during which there are shares of the Series A Redeemable Preferred Stock outstanding, a number of shares of the Series A Redeemable Preferred Stock outstanding on such redemption date with an aggregate Redemption Price equal to $1 million (each, a "***Mandatory Redemption***"), in accordance with Section 5. Notwithstanding the foregoing, the Corporation shall redeem all remaining outstanding shares of Series A Redeemable Preferred Stock on or before December 31, 2016. The Corporation's obligations under this Section 4(b) shall not be affected by any Optional Redemption.

(c) The Series A Redeemable Preferred Stock shall not be redeemable except as set forth in Sections 4(a) or 4(b) above.

5. **Terms of Redemption.**

Any Optional Redemption or Mandatory Redemption (each, a "***Redemption***") shall be effected in the manner and with the effect set forth in this Section 5.

(a) The redemption price (the "***Redemption Price***") payable in respect of Series A Redeemable Preferred Stock redeemed pursuant to a Redemption shall be $1,000 per share, adjusted accordingly for fractions of a share.

(b) The redemption price for any Redemption shall be paid in cash.

(c) The Corporation shall give notice of any Optional Redemption by mail, postage prepaid, not less than twenty (20) days nor more than sixty (60) days prior to the date fixed for such redemption, to each holder of record of the shares of the Series A Redeemable Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice to any holder shall state the redemption date; the number of shares to be redeemed and, if less than all outstanding shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder; the Redemption Price; and the procedure for receiving payment of the Redemption Price therefor (including, the place at which the shareholders may obtain payment of the Redemption Price). Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of the Series A Redeemable Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Redeemable Preferred Stock.

(d) If notice of Redemption of shares of the Series A Redeemable Preferred Stock to be redeemed on a redemption date shall have been duly given, then upon such redemption date (if on or before such redemption date all funds in cash necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor), (1) the holders of such shares shall cease to be shareholders with respect to such shares, (2) such shares shall no longer be deemed to be outstanding on the books of the Corporation, and (3) such holders shall have no interest in or claim against the Corporation with respect to such shares except only the right to receive from the Corporation the amount payable on redemption thereof, without interest (or, in the case of such deposit, from such bank or trust company the funds so deposited, without interest). Any funds so deposited in a bank or trust company and unclaimed at the end of two (2) years from the date fixed for redemption shall, to the extent permitted by law, be repaid to the Corporation upon its request, after which the holders of such shares shall look only to the Corporation for payment thereof.

(e) Any Redemption shall be affected only out of funds legally available for such purpose. If on any date the Corporation is required to redeem any shares of the Series A Redeemable Preferred Stock pursuant to a Mandatory Redemption and does not have sufficient funds legally available to redeem all such shares on such date, the Corporation shall use any funds that are legally available to redeem such portion of all such shares pro rata (as nearly as may be) on such redemption date as such funds are sufficient therefor and shall redeem the remaining shares of the Series A Redeemable Preferred Stock (required to be redeemed pursuant to such Mandatory Redemption) on the earliest practicable date(s) next following the day on which the Corporation shall first have funds legally available for the redemption of such shares.

(f) If less than all of the outstanding shares of the Series A Redeemable Preferred Stock are to be redeemed pursuant to any Optional Redemption or Mandatory Redemption, the shares of the Series A Redeemable Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be, with adjustments to equalize for any prior Redemption that was not precisely pro rata) among all holders of Series A Redeemable Preferred Stock, according to the respective number of shares of the Series A Redeemable Preferred Stock held by such holders.

(g) Upon any Redemption of shares of the Series A Redeemable Preferred Stock, the shares of the Series A Redeemable Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series, and the number of shares of Preferred Stock that the Corporation shall have authority to issue shall not be decreased by such Redemption.

(h) In any case where any redemption date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the redemption date; *provided, however,* that no interest shall accrue on such amount of redemption price for the period from and after such redemption date.

(i) If on any date any Mandatory Redemption required to be effected on or prior to such date by Section 4(b) or Section 4(c), respectively, (without giving effect to Section 5(e)) shall not have been effected, the Corporation shall not on such date, directly or indirectly, redeem, purchase, or otherwise acquire for value, or set apart money for any discharge, any sinking or other similar fund for the redemption or purchase of, any shares of any class or series of stock of the Corporation ranking on a parity with Series A Redeemable Preferred Stock upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation (except for shares of the Series A Redeemable Preferred Stock redeemed pursuant to the second sentence of Section 5(e)).

6. **Voting.**

The holders of shares of the Series A Redeemable Preferred Stock shall have no voting rights, except such voting rights to which the holders of Common Stock are entitled and as otherwise herein or in the Articles of Incorporation of the Corporation or by law specifically

provided. As to matters upon which holders of shares of the Series A Redeemable Preferred Stock are entitled to vote, the holders of Series A Redeemable Preferred Stock shall be entitled to one vote per share and shall vote together with the holders of Common Stock as a combined class.

7. **Certain Definitions.**

As used herein with respect to Series A Redeemable Preferred Stock, the following terms shall have the following meanings:

"***Articles of Incorporation***" has the meaning set forth in the introductory paragraph of this Certificate of Designations.

"***Board of Directors***" has the meaning set forth in the introductory paragraph of this Certificate of Designations.

"***Business Day***" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a legal holiday in the State of Texas or a day on which banking institutions and trust companies in Texas are authorized or obligated by law, regulation or executive order to close.

"***Common Stock***" means the common stock, $0.10 par value per share, of the Corporation.

"***Corporation***" has the meaning set forth in the introductory paragraph of this Certificate of Designations.

"***holder***" of shares of the Series A Redeemable Preferred Stock shall mean the shareholder in whose name such Series A Redeemable Preferred Stock is registered in the stock books of the Corporation.

"***Junior Stock***" means the Common Stock and any other class or series of shares of the Corporation hereafter authorized over which the Series A Redeemable Preferred Stock has preference or priority in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.

"***Liquidation Payment***" has the meaning set forth in Section 3(a).

"***Mandatory Redemption***" has the meaning set forth in Section 4(b).

"***Optional Redemption***" has the meaning set forth in Section 4(a).

"***Preferred Stock***" has the meaning set forth in the introductory paragraph of this Certificate of Designations.

"***Redemption***" has the meaning set forth in Section 5.

"***Redemption Price***" has the meaning set forth in Section 5(a).

"***Series A Redeemable Preferred Stock***" has the meaning set forth in Section 1(a).

"***TBCA***" has the meaning set forth in the introductory paragraph of this Certificate of Designations.

8. **No Other Rights.**

The shares of the Series A Redeemable Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions of any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Articles of Incorporation or as may be provided by law.

[*signature page follows*]

IN WITNESS WHEREOF, American Physicians Service Group, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Secretary and Chief Financial Officer this 20th day of March, 2007.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

By: ______________________
Printed Name: William H. Hayes
Title: Secretary and Chief Financial Officer

Signature Page to the Preferred Stock Designations